Exhibit 99.1

FOR IMMEDIATE RELEASE

Immersion Announces Adoption of Stockholder Rights Plan

SAN JOSE, Calif.—(Business Wire)—December 27, 2017—Immersion Corporation (Nasdaq: IMMR), the leading developer and licensor of touch feedback technology, today announced that its Board of Directors has adopted a limited duration stockholder rights plan (the “Rights Plan”). The rights will expire on December 26, 2018. The Board of Directors may redeem the rights for $0.001 per right at any time before an event that causes the rights to become exercisable.

As previously disclosed, Immersion recently executed a series of restructuring actions designed to sharpen the Company’s strategic focus and establish a more cost-efficient operating structure. In addition, on December 26, 2017, the Board of Directors appointed Ms. Sharon Holt to serve as Lead Independent Director. Immersion’s Chairman of the Board, Carl Schlachte, who had previously served in that role, is currently serving as interim Chief Executive Officer.

The Board of Directors adopted the Rights Plan in light of the recent accumulation of meaningful positions in the Company’s shares by certain stockholders, to ensure that the Board remains in the best position to perform its fiduciary duties and enable all of Immersion’s stockholders to receive fair and equal treatment. The Rights Plan is designed to protect the interests of Immersion and its stockholders by reducing the likelihood that any person or group gains control of Immersion through open market accumulation, private transactions or other tactics without appropriately compensating the Immersion stockholders for such control and by providing the Board and stockholders with sufficient time to review and make informed decisions. The Rights Plan, which was adopted by the Board of Directors following evaluation and consultation with the Company’s advisors, is similar to plans adopted by numerous publicly-traded companies. It was not adopted in response to any specific takeover bid or other proposal to acquire control of the Company.

Pursuant to the Rights Plan, one preferred stock purchase right will be issued for each share of common stock held by stockholders of record on January 8, 2018. Under the Rights Plan, the rights will become exercisable only if a person or group acquires beneficial ownership of 10% or more of Immersion’s common stock (including in the form of synthetic ownership through derivative positions). In that situation, each holder of a right (other than, as detailed in the Rights Plan, the person or group triggering the rights) will be entitled to purchase, at the then-current exercise price (which was initially set at $30 per right), shares of common stock (and, in certain circumstances, other consideration) having a market value of twice the exercise price of the right. Any existing stockholder or group that has beneficial ownership of 10% or more of the Immersion’s common stock will be grandfathered, but the rights will become exercisable if after the announcement of the Rights Plan such stockholder or group increases its ownership by more than 0.5% of the company’s outstanding common stock. At any time after any person or group acquires beneficial ownership of 10% or more of Immersion’s common stock, the Board of Directors, at its option, may exchange each right (other than, as detailed in the Rights Plan, the person or group triggering the rights) in whole or in part, at an exchange ratio of one share of common stock per outstanding right (subject to adjustment).

The adoption of the Rights Plan will not be a taxable event and will not have any impact on the Company’s financial reporting.

Additional details about the Rights Plan will be contained in a Form 8-K filed by Immersion with the U.S. Securities and Exchange Commission on December 27, 2017.

Centerview Partners is acting as financial advisor to Immersion, and Fenwick & West LLP and Richards, Layton & Finger, P.A., are legal advisors to Immersion.

About Immersion Corporation

Immersion is the leading innovator of touch feedback technology, also known as haptics. The company provides technology solutions for creating immersive and realistic experiences that enhance digital interactions by engaging users’ sense of touch. With more than 2,600 issued or pending patents, Immersion’s technology has been adopted in more than 3 billion digital devices, and provides haptics in mobile, automotive, advertising, gaming, medical and consumer electronics products. Immersion is headquartered in San Jose, California with offices worldwide. Learn more at www.immersion.com.

Immersion and the Immersion logo are trademarks of Immersion Corporation in the United States and other countries.

Contacts

Immersion Corporation

Nancy Erba, Chief Financial Officer

408-350-8850

nerba@immersion.com

Abernathy MacGregor

Kensey Biggs, Senior Vice President

212-371-5999 or 212-940-9519

kcb@abmac.com

MacKenzie Partners, Inc

Jeanne Carr, Managing Director

1 212-929-5916

jcarr@mackenziepartners.com